Exhibit 21


                           SUBSIDIARIES OF THE COMPANY


Registrant has five wholly-owned subsidiaries:


1.       BriteSmile International, Limited, an Ireland corporation.
2.       BriteSmile Management, Inc., a Utah corporation.
3.       BriteSmile Leasing, Inc., a Delaware corporation.
4.       BriteSmile Delaware, Inc., a Delaware corporation.
5.       BriteSmile Development, Inc., a Delaware corporation.